Exhibit 99.1

Press Release
DFRH Announces 34% Revenue Growth in 2011

Celebrating Its Fifth Year of Consecutive YOY Revenue Growth

SOUTHFIELD, Mich., Jan. 18, 2012 (GLOBE NEWSWIRE) -- Diversified Restaurant Holdings, Inc. (OTCBB:DFRH), the owner, operator, and franchisor of Bagger Dave's Legendary Burger Tavern® ("Bagger Dave's"), and a leading franchisee for Buffalo Wild Wing® ("BWW"), is pleased to offer its shareholders and other interested parties a review of 2011 and the Company's growth since its formation.

With the successful openings of six new restaurants in Michigan and Florida, DFRH has achieved $60.7M in revenue for 2011, $15.5 million or a 34.2% increase over 2010 revenue of $45.2 million. The openings comprised of three new Bagger Dave's restaurants and three new BWW restaurants, bringing the total number of stores to 28. Contributing to this growth was positive year-over-year, same-store-sales results for both concepts with Bagger Dave's at 9.8% and BWW at 4.5%.

2011 has proven to be an accomplished year for the Company, specifically for its Bagger Dave's concept. In addition to signing an Area Development Agreement for six stores in the Midwest with its first franchisee, it developed and implemented its new on-line ordering system – both new streams of revenue for the Company. Michael Ansley, President and CEO of DFRH commented, "We're extremely excited about the growth and customer acceptance of Bagger Dave's. Every subsequent store that we've built has produced higher volume than the last. We doubled the number of Bagger Dave's this year and plan to continue accelerated growth of this concept throughout the Midwest in 2012."

Experiencing YOY growth is nothing new to DFRH since it's the type of performance that the Company has enjoyed every year since its inception in 2007. Through the building of BWW franchisees, acquisition of BWW restaurants from an affiliated party and development and growth of its own concept Bagger Dave's, the company has a sound track record for creating growth as shown in the chart below.

DFRH's growth is not at the expense of earnings. The Company has previously reported positive earnings for the first three quarters of 2011. Diversified Restaurant Holdings expects to release its Q4 and 2011 Financials in early March 2012.

David Burke, CFO of DFRH stated, "Growth is a challenge for any business. For DFRH, we've managed to sustain a high growth rate, profitably, while keeping our balance sheet healthy.   Our credit worthiness, as confirmed by our $7.0 million development line of credit, $1.0 million working capital line and ability to secure a $50 million facility, confirms our lender's belief in what we can achieve. And, with the tight credit market over the last couple years, this is a significant achievement."

About Diversified Restaurant Holdings, Inc.

Diversified Restaurant Holdings, Inc. ("DRH") is the owner, operator, and franchisor of the unique, full-service, ultra-casual restaurant and bar Bagger Dave's Legendary Burger Tavern™ ("Bagger Dave's") and is a leading Buffalo Wild Wings® ("BWW") franchisee. Between the two concepts, the Company currently operates 28 restaurants in Michigan and Florida.

Bagger Dave's offers a full-service, family-friendly restaurant and bar with a casual, comfortable atmosphere. The menu features freshly-made burgers (never frozen), accompanied by more than 30 toppings from which to choose, fresh-cut fries, hand-dipped milkshakes, and a selection of craft beer and wine. Signature items include Sloppy Dave's BBQ®, Train Wreck Burger®, and Bagger Dave's Amazingly Delicious Turkey Black Bean Chili®. The Bagger Dave's concept emphasizes local flair by showcasing historical photos of the city in which each restaurant resides and features an electric train that runs above the dining room and bar areas. Currently, there are six corporate-owned locations in the state of Michigan and an executed area development agreement to franchise six Bagger Dave's in five states outside of Michigan. DRH is approved to franchise Bagger Dave's in the states of Illinois, Indiana, Kentucky, Michigan, Missouri, Ohio, and Wisconsin. For more information, visit www.baggerdaves.com.

DRH operates 22 BWW restaurants (14 in Michigan and eight in Florida). The Company continues to build new BWW restaurants in fulfillment of its 32 store Area Development Agreement ("ADA") with franchisor Buffalo Wild Wings, Inc. (Nasdaq:BWLD). This agreement, in addition to six BWW restaurants opened prior to the ADA, suggests that the Company will operate 38 BWW restaurants in Michigan and Florida in 2017.

This press release contains comments or information that constitute forward-looking statements (within the meaning of the Private Securities Litigation Reform Act of 1995) that are based on current expectations that involve a number of risks and uncertainties. Actual results may differ materially from the results expressed in forward-looking statements. The company undertakes no obligation to update or clarify forward-looking statements, whether as a result of new information, future events or otherwise.

CONTACT:	David G. Burke
Chief Financial Officer
Phone: 248.223.9160
Email: dgburke@baggerdaves.com
or
Mark Gilbert Magellan FIN, LLC
Institutional Investor Relations
Phone: 317-867-2839
Email: mgilbert@magellanfin.com
Diversified Restaurant Holdings, Inc.